Exhibit (a)(5)(D)

Bristol-Myers Squibb Announces Expiration of
Hart-Scott-Rodino Review Period for Acquisition of Medarex, Inc.

(NEW YORK, August 12, 2009) – Bristol-Myers Squibb Company (NYSE: BMY) announced today that the Hart-Scott-Rodino (HSR) review period for its tender offer for Medarex, Inc. (NASDAQ: MEDX) has expired.

Bristol-Myers Squibb initiated on July 28, 2009, through its wholly-owned subsidiary Puma Acquisition Corporation, a cash tender offer to purchase all outstanding shares of common stock of Medarex for $16 per share.

The expiration of the HSR waiting period satisfies one of the conditions to the tender offer, which will expire at 12 midnight (New York City time) on Monday, August 24, 2009, unless extended in accordance with the merger agreement and the applicable rules and regulations of the SEC.  The closing of the tender offer remains subject to customary terms and conditions, including the tender of a number of shares that, together with the number of shares already owned by Bristol-Myers Squibb, constitutes at least a majority of Medarex’s outstanding shares of common stock (on a fully diluted basis).

Georgeson Inc. is acting as information agent for Bristol-Myers Squibb.  J.P. Morgan Securities Inc. is serving as financial advisor to Bristol-Myers Squibb in connection with the transactions and as the dealer-manager for the tender offer.  Cravath, Swaine & Moore LLP is acting as legal counsel to Bristol-Myers Squibb.  Goldman, Sachs & Co. is serving as financial advisor to Medarex in connection with the transactions and Medarex is represented by Covington & Burling LLP.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life.  For more information, visit www.bms.com.

Forward-Looking Statements

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of Medarex by Bristol-Myers Squibb.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.  No forward-looking statement can be guaranteed.   Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period.  Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect Bristol-Myers Squibb's business, particularly those identified in the cautionary factors discussion in Bristol-Myers Squibb's Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Bristol-Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements.  Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the Medarex shareholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; as well as risks detailed from time to time in Medarex’s public disclosure filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, subsequent quarterly filings on Form 10-Q and the Solicitation/Recommendation Statement filed in connection with the tender offer.  The information contained in this release is as of August 12, 2009.  Copies of Medarex’s public disclosure filings are available from its investor relations department.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Medarex.  Bristol-Myers Squibb Company and Puma Acquisition Corporation have filed a tender offer statement with the SEC, and have mailed an offer to purchase, forms of letter of transmittal and related documents to Medarex shareholders.  Medarex has filed with the SEC, and has mailed to Medarex shareholders, a solicitation/recommendation statement on Schedule 14D-9.  These documents contain important information about the tender offer and shareholders of Medarex are urged to read them carefully.

These documents are available at no charge at the SEC's website at www.sec.gov.  The tender offer statement and the related materials may be obtained for free by directing a request by mail to Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 or by calling toll-free (800) 491-3096.  In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents may also be obtained free of charge from Bristol-Myers Squibb by directing a request to: Corporate and Business Communications, telephone: (609) 252-3337, brian.henry@bms.com.

Contacts

Bristol-Myers Squibb
Media:
Brian Henry, 609-252-3337
brian.henry@bms.com
or
Investors:
John Elicker, 609-252-4611
john.elicker@bms.com